                                                                   Exhibit 99.01


Contact:  Collin Earnst                         For Immediate Release
          Media Relations Director
          (617) 351-5113
          collin_earnst@hmco.com

          Joseph P. Fargnoli
          Vice President, Treasurer
          (617) 351-3351
          joseph_fargnoli@hmco.com

                       HOUGHTON MIFFLIN COMPANY ANNOUNCES
                       NEW CEO AND SECOND-QUARTER RESULTS

BOSTON - August 5, 2003 - Houghton Mifflin announced today that Anthony Lucki will be joining the Company as CEO on October 1. Lucki was formerly president of Harcourt Inc., Reed Elsevier's U.S.-based K-12 publishing business.

"We are extremely pleased to have Tony on board," said Mark Nunnelly, managing director at Bain Capital. "He has a wealth of experience in educational publishing and an outstanding record of success."

"Tony knows both the overall business and Houghton Mifflin itself," said Scott Sperling, managing director of Thomas H. Lee Partners. "His leadership will make an outstanding company even stronger."

Lucki worked at Houghton Mifflin from 1977 to 1987, ending as executive editor in the Reading Department of the School Division.

The Company also reported results for the second quarter of 2003.

Sylvia Metayer, Interim Chief Executive Officer, said, "We are very pleased with the second quarter and the positive results generated in our core segments. Our success was the result of maintaining focus on customer preference, process improvement and lowering costs."

Sylvia added, "Our revenue was favorably affected by the timing of orders in the K-12 Publishing segment as some adoption state school districts are ordering earlier than last year. The second quarter also benefited from the Texas secondary school social studies adoption. Based on our second-quarter results, we remain on target to meet our modest sales growth outlook for the year."



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
Results for Second Quarter 2003

The Company's net sales for the quarter ended June 30, 2003 increased $52.0 million, or 17%, to $361.3 million from $309.3 million in the second quarter of 2002.

The K-12 Publishing segment's net sales increased 21%, to $280.3 million in the second quarter of 2003 from $231.0 million in the same period in 2002. Houghton Mifflin Reading continued to perform strongly, as the Company experienced an increase in market share and greater sales opportunities to date in the second year of the California reading adoption. The Company has benefited from the secondary school social studies and literature adoptions, continuing to be a leader in these subjects, and strong testing sales due to the successful launch of a new version of the Stanford-Binet Intelligence Scales and higher net sales from criterion-referenced test contracts.

The College Publishing segment's net sales increased 8%, to $32.9 million in the second quarter of 2003 from $30.6 million in the same period in 2002. The net sales increase reflects continuing growth in market share and the success of new textbook titles.

The Trade and Reference Publishing segment's net sales increased 9%, to $30.2 million in the second quarter of 2003 from $27.7 million for the quarter ended June 30, 2002. The increase was due mainly to results from Kingfisher Publications, which was acquired on December 30, 2002 and contributed $4.2 million of net sales. The increase was partially offset by lower children's book sales.

The Other segment's net sales decreased 10%, to $17.9 million in the second quarter of 2003 from $20.0 million in the same period in 2002. The decrease was due mainly to lower sales from Promissor, our professional testing subsidiary, which reported lower test volumes mostly due to timing of testing and licensing services, as a number of customers completed their activities in the first quarter of 2003.

Second-quarter operating income increased 41%, to $37.6 million from $26.6 million in the second quarter of 2002. The improvement was due mainly to higher net sales and lower manufacturing costs as a percent of sales partially offset by the incremental costs for retention agreements with key employees of $7.1 million, severance costs of $3.2 million, higher pre-publication and publishing rights amortization of $2.8 million, and higher inventory step-up amortization of $3.1 million. The second quarter operating income in 2002 included retention costs of $1.6 million and inventory step-up amortization of $1.3 million.

Income from continuing operations decreased 30%, to $5.6 million from $7.9 million in the second quarter of 2002. The decrease was due mainly to higher interest expense as a result of the acquisition-related financing, mostly offset by higher operating income.

EBITDA, earnings before interest, taxes, depreciation and amortization, increased 18%, to $87.1 million in the second quarter of 2003 from $73.6 million for the second quarter of 2002, due to higher sales and lower manufacturing costs as a percent of sales, partially offset by higher retention costs, standalone costs, inventory step-up charges, and severance payments.

Year to Date 2003

For the six months ended June 30, 2003, net sales rose 14%, to $494.1 million from $434.3 million for the same period last year. The K-12 Publishing segment's net sales


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were $349.9 million compared to $286.5 million for the first half of 2002, a 22%
increase.

The College Publishing segment had net sales for the six-month period of $53.9 million, an increase of 6% over the $51.0 million reported in the same period in 2002. The Trade and Reference Publishing segment's net sales for the six-month period were $57.2 million, a 9% decrease over the $63.1 million for the same period last year. The Other segment's net sales for the six-month period were $33.2 million, a 2% decrease over the $33.8 million for the same period last year.

The operating loss for the first six months was $66.2 million compared to $57.9 million for the first half of 2002. The increase in the operating loss was due to the incremental costs of retention agreements with key employees of $18.5 million, severance costs of $3.2 million, higher pre-publication and publishing rights amortization of $7.6 million, and higher inventory step-up amortization of $4.0 million, partially offset by the higher net sales. The operating loss for the first half of 2002 included retention costs of $1.6 million and inventory step-up amortization of $4.4 million.

The loss from continuing operations for the first six months of 2003 was $108.2 million compared to a loss of $45.6 million for the same period last year. The higher loss was due to a $48.4 million debt extinguishment charge, higher interest expense from the acquisition-related financing, and higher operating loss.

EBITDA for the six-month period ended June 30, 2003 decreased 6%, to $26.3 million from the $27.9 million reported in the same period last year. The decrease was due mainly to higher retention costs, fringe benefit costs, standalone costs, inventory step-up charges, and severance payments, mostly offset by higher sales.

Cash flow used in continuing operating activities increased $35.5 million in the first half of 2003, to $122.0 million from $86.5 million in the first half of 2002. The higher cash flow used in operating activities was due to a 2002 income tax refund and higher interest paid.

Capital expenditures increased to $68.6 million in first half of 2003 from $61.7 million in the same period in 2002. The increase is mainly due to continuing investment and higher pre-publication expenditures in the K-12 Publishing segment for new product development, including middle school math and science, and elementary school math. These investments will prepare us for the adoption opportunities in 2003 and beyond.

Due to the seasonal nature of our business, with approximately 50% of net sales realized in the third quarter, the Company normally incurs a net cash deficit from all activities through the middle of the third quarter. Due to this seasonality, higher interest payments due to the refinancing of our debt, and the tax refund in 2002, operating free cash flow, defined as cash flow from continuing operations less capital expenditures, was a negative $190.7 million in the first half of 2003 compared to a negative $148.2 million in the first half of 2002.



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
2003 Outlook

The Company anticipates modest net sales growth and increased sales margins in 2003. Offsetting the higher sales and increased margins will be higher publishing rights amortization and inventory step-up charges and the employee retention charge resulting from the acquisition. Due to these acquisition-related charges the Company is expecting lower operating income before goodwill impairment charges. EBITDA is expected to decline modestly, as the higher sales and improved margins will be offset by the retention agreements and higher inventory step-up charges.

The Company expects a loss from continuing operations in 2003 due to the acquisition-related costs, the debt extinguishment charge of $48 million, and interest expense of approximately $115 million.

Operating free cash flow is expected to decrease substantially from the prior year due to higher interest payments, investments in new product development, employee retention payments, and the lack of a tax refund in 2003.

ABOUT HOUGHTON MIFFLIN

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with over $1 billion in sales. Houghton Mifflin publishes textbooks, instructional technology, assessments, and other educational materials for elementary and secondary schools and colleges. The Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. Houghton Mifflin offers computer-administered testing programs and services for the professional and certification markets. With its origins dating back to 1832, Houghton Mifflin today combines its tradition of excellence with a commitment to innovation. The Company's website can be found at www.hmco.com.

"SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:


This communication includes forward-looking statements that reflect Houghton Mifflin's current views about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science, and social studies programs, criterion-referenced testing, and the Iowa Tests of Basic Skills; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas, and Florida, and our share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology, and the used book market on sales; (vi) changes in the competitive


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

environment, including those that could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly-published titles and new electronic products; (x) the ability of Riverside and Promissor to enter into new agreements for testing services and generate net sales growth; (xi) delays and unanticipated expenses in developing new programs and other products; (xii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiii) the success of Riverside's entry into the scoring business and the criterion-referenced testing business;
(xiv) the potential effect of a continued weak economy on sales of K-12, college, and general interest publications; (xv) the risk that our well-known authors will depart and write for our competitors; (xvi) the effect of changes in accounting, regulatory, and/or tax policies and practices; and (xvii) other factors detailed from time to time in the Company's filings with the SEC.


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

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
                 (SEE NOTES TO SUMMARY AND OTHER FINANCIAL DATA)
                                    UNAUDITED

                                                                   PREDECESSOR        SUCCESSOR       PREDECESSOR         SUCCESSOR
                                                                      BASIS             BASIS             BASIS             BASIS
                                                                   -----------        ---------       -----------         ---------

                                                                        THREE MONTHS ENDED,                   SIX MONTHS ENDED,
                                                                   ----------------------------       -----------------------------
                                                                     JUNE 30           JUNE 30,          JUNE 30           JUNE 30,
                                                                       2002              2003              2002              2003
                                                                    ---------         ----------        ---------         ---------
                                                                                       (dollars in thousands)
STATEMENT OF OPERATIONS DATA:
Net sales by segment:
          K-12 Publishing                                           $ 230,993         $ 280,272         $ 286,479         $ 349,895
          College Publishing                                           30,629            32,940            50,955            53,889
          Trade and Reference Publishing                               27,655            30,163            63,138            57,196
          Other                                                        19,990            17,942            33,752            33,160
                                                                    ---------         ---------         ---------         ---------
                                                                      309,267           361,317           434,324           494,140
                                                                    ---------         ---------         ---------         ---------
Cost of sales excluding pre-publication and
  publishing rights amortization                                      123,145           142,311           193,310           220,540
Pre-publication and publishing rights amortization                     38,284            41,116            70,342            77,923
                                                                    ---------         ---------         ---------         ---------
  Cost of sales                                                       161,429           183,427           263,652           298,463
Selling and administrative expenses                                   121,201           140,020           227,795           261,381
Intangible asset amortization                                              33               249               783               498
                                                                    ---------         ---------         ---------         ---------
  Operating income (loss)                                              26,604            37,621           (57,906)          (66,202)
Net interest expense                                                  (12,784)          (28,799)          (20,584)          (56,604)
Debt extinguishment costs (a)                                                                                               (48,427)
Other income (expense)                                                     (2)             --                --                  18
                                                                    ---------         ---------         ---------         ---------
  Income (loss) from continuing operations before taxes                13,818             8,822           (78,490)         (171,215)
Income tax provision (benefit)                                          5,879             3,253           (32,916)          (63,000)
                                                                    ---------         ---------         ---------         ---------
Income (loss) from continuing operations                                7,939             5,569           (45,574)         (108,215)
Discontinued operations                                                 1,160              --               1,575            (1,221)
                                                                    ---------         ---------         ---------         ---------
Net income (loss)                                                   $   9,099         $   5,569         ($ 43,999)        ($109,436)
                                                                    =========         =========         =========         =========

OTHER OPERATING DATA:
Reconciliation of EBITDA to net income:
Net income (loss)                                                   $   9,099         $   5,569         ($ 43,999)        ($109,436)
Depreciation and amortization                                          45,808            49,468            84,195            93,725
Interest expense                                                       12,784            28,799            20,584            56,604
Income tax provision (benefit)                                          5,879             3,253           (32,916)          (63,000)
Debt extinguishment costs                                                   0                 0                 0            48,427
                                                                    ---------         ---------         ---------         ---------
EBITDA                                                              $  73,570         $  87,089         $  27,864         $  26,320
                                                                    =========         =========         =========         =========

Reconciliation of operating free cash flow to cash flow from continuing operations:
Cash flow used in continuing operations                             ($ 60,464)        ($ 49,933)        ($ 86,537)        ($122,044)
Capital expenditures - excluding pre-publication                      (10,463)           (6,384)          (20,781)          (12,189)
  costs
Capital expenditures - pre-publication costs (b)                      (21,673)          (28,692)          (40,926)          (56,418)
                                                                    ---------         ---------         ---------         ---------
Operating free cash flow                                            ($ 92,600)        ($ 85,009)        ($148,244)        ($190,651)
                                                                    =========         =========         =========         =========


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

OTHER BALANCE SHEET INFORMATION:

                                                        AS OF JUNE 30, 2003
                                                       (dollars in thousands)
Cash and cash equivalents                               $    23,791
Short-term borrowings                                       (73,319)
Long-term debt                                           (1,134,207)

NOTES TO SUMMARY AND OTHER FINANCIAL DATA:

On December 30, 2002, HM Holdings, Inc. acquired 100% of our common stock. Consequently, our financial statements for the quarter ended and the six months ended June 30, 2003, presented as the "Successor Basis", reflect the application purchase accounting effective December 30, 2002. Such periods are not comparable to the quarter ended and six months ended June 30, 2002 primarily due to the application of purchase accounting applied when the company was acquired by an indirect subsidiary of Vivendi Universal S.A. on July 7, 2001. This information is presented on a "Predecessor Basis."

(a) The debt extinguishment costs of $48.4 million represent the charge to repurchase our 2004 senior notes of $2.3 million, the 2006 senior notes of $16.7 million, and the senior subordinated bridge notes and term loan of $29.4 million.

(b) Pre-publication expenditures, formerly known as bookplate, are costs incurred after the completion of a final manuscript. These expenditures are capitalized and then amortized over the subsequent three to five years on an accelerated basis.


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